Exhibit 99.1

Bain Capital Specialty Finance, Inc. Announces March 31, 2022 Financial Results and Declares Second Quarter 2022 Dividend of $0.34 per Share

BOSTON – May 5, 2022 – Bain Capital Specialty Finance, Inc. (NYSE: BCSF, the “Company”, “our” or “we”) today announced financial results for the first quarter ended March 31, 2022, and that its Board of Directors has declared a dividend of $0.34 per share for the second quarter of 2022.

“We are pleased to deliver strong first quarter earnings results driven by solid net investment income and net gains, reflecting the continued improving credit quality across our diversified portfolio,” said Michael Ewald, Chief Executive Officer of BCSF. “Additionally, the recent formation of our joint venture positions BCSF well as we continue to execute on our long-standing strategy of investing in senior secured loans to middle market companies.”

QUARTERLY HIGHLIGHTS

•	Net investment income per share was $0.34, as compared to $0.34 for the quarter ended December 31, 2021;

•	Net income per share was $0.52, as compared to $0.35 for the quarter ended December 31, 2021;

•	Net asset value per share as of March 31, 2022 was $17.22, as compared to $17.04 as of December 31, 2021;

•	In February 2022, the Company announced the formation of Bain Capital Senior Loan Program, LLC (“SLP”). The SLP will provide BCSF with greater balance sheet flexibility to capitalize on senior middle market loan opportunities to borrowers in North America;

•	During the quarter, the Company made new investment fundings of $371.0 million. Sales and repayment activity totaled $169.5 million, resulting in net investment fundings of $201.5 million. In addition, BCSF contributed $351.5 million of investments to SLP, resulting in a net funded portfolio change of $(150.0) million(1);

•	Ending debt-to-equity and debt-to-equity (net of cash) ratios were 0.99x and 0.89x, respectively, as compared to 1.30x and 1.12x, respectively, as of December 31, 2021;

•	No investments were on non-accrual status as of March 31, 2022;

•	Subsequent to quarter-end, the Company’s Board of Directors declared a dividend of $0.34 per share for the second quarter of 2022 payable to stockholders of record as of June 30, 2022(2); and

•	In April 2022, Fitch Ratings assigned the Company an investment grade rating of BBB- and Stable outlook.

SELECTED FINANCIAL HIGHLIGHTS

($ in millions, unless otherwise noted)	Q1 2022	Q4 2021
Net investment income per share	$0.34	$0.34
Net investment income	$21.7	$21.9
Earnings per share	$0.52	$0.35
Dividends per share declared and payable	$0.34	$0.34

($ in millions, unless otherwise noted)	As of March 31, 2022	As of December 31, 2021
Total fair value of investments	$2,154.7	$2,289.1
Total assets	$2,310.6	$2,571.2
Total net assets	$1,111.7	$1,100.0
Net asset value per share	$17.22	$17.04

PORTFOLIO AND INVESTMENT ACTIVITY

For the three months ended March 31, 2022, the Company invested $371.0 million in 42 portfolio companies, including $246.7 million in 11 new companies, $72.2 million in 29 existing companies, $10.7 million in International Senior Loan Program, LLC (“ISLP”) and $41.4 million in SLP. The Company had $169.5 million of principal repayments and sales in the quarter, resulting in net investment fundings of $201.5 million. In addition, the Company contributed $351.5 million of investments to SLP, resulting in a net funded portfolio change of $(150.0) million.

For the three months ended March 31, 2022, ISLP invested $54.9 million in six portfolio companies. ISLP had $27.7 million of principal repayments and sales in the quarter. On a net basis, ISLP’s investments in the quarter totaled $27.2 million.

Investment Activity for the Quarter Ended March 31, 2022:

($ in millions)	Q1 2022	Q4 2021
Investment Fundings	$371.0	$291.1
Sales and Repayments	$521.0	$369.5
Net Investment Activity	$(150.0)	$(78.4)

As of March 31, 2022, the Company’s investment portfolio had a fair value of $2,154.7 million, comprised of investments in 115 portfolio companies operating across 29 different industries.

Investment Portfolio at Fair Value as of March 31, 2022:

Investment Type	$ in Millions	% of Total
First Lien Senior Secured Loans	$1,517.2	70.4%
Second Lien Senior Secured Loans	111.1	5.2
Subordinated Debt	39.1	1.8
Equity Interest	204.4	9.5
Preferred Equity	61.0	2.8
Warrants	0.6	0.0
Investment Vehicles	221.3	10.3
Subordinated Note in ISLP	133.6	6.2
Equity Interest in ISLP	46.3	2.1
Subordinated Note in SLP	35.8	1.7
Preferred and Equity Interest in SLP	5.6	0.3
Total	$2,154.7	100.0%

As of March 31, 2022, the weighted average yield on the investment portfolio at amortized cost and fair value were 7.9% and 8.1%, respectively, as compared to 7.6% and 7.8%, respectively, as of December 31, 2021.(3) 96.3% of the Company’s debt investments at fair value were in floating rate securities.

As of March 31, 2022, no investments were on non-accrual status.

As of March 31, 2022, ISLP’s investment portfolio had an aggregate fair value of $519.8 million, comprised of investments in 27 portfolio companies operating across 11 different industries. The investment portfolio on a fair value basis was comprised of 97.0% first lien senior secured loans and 3.0% second lien senior secured loans. 100% of ISLP’s debt investments at fair value were in floating rate securities.

As of March 31, 2022, SLP’s investment portfolio had an aggregate fair value of $372.3 million, comprised of investments in 41 portfolio companies operating across 21 different industries.(1) The investment portfolio on a fair value basis was comprised of 97.3% first lien senior secured loans and 2.7% second lien senior secured loans. 100% of SLP’s debt investments at fair value were in floating rate securities.

RESULTS OF OPERATIONS

For the three months ended March 31, 2022 and December 31, 2021, total investment income was $46.0 million and $51.5 million, respectively. The decrease in investment income was primarily due to a decrease in prepayment related income and dividend income.

Total expenses (before taxes) for the three months ended March 31, 2022 and December 31, 2021 were $24.3 million and $29.5 million, respectively. The decrease was primarily driven by a decrease in interest and debt financing expenses.

Net investment income for the three months ended March 31, 2022 and December 31, 2021 was $21.7 million or $0.34 per share and $21.9 million or $0.34 per share, respectively.

During the three months ended March 31, 2022, the Company had net realized and unrealized gains of $12.0 million.

Net increase in net assets resulting from operations for the three months ended March 31, 2022 was $33.7 million, or $0.52 per share.

CAPITAL AND LIQUIDITY

As of March 31, 2022, the Company had total principal debt outstanding of $1,104.0 million, including $39.0 million outstanding in the Company’s Sumitomo Credit Facility, $352.5 million outstanding of the debt issued through BCC Middle Market CLO 2019-1 LLC, $112.5 million outstanding in the Company’s senior unsecured notes due 2023, $300.0 million outstanding in the Company’s senior unsecured notes due March 2026 and $300.0 million outstanding in the Company’s senior unsecured notes due October 2026.

For the three months ended March 31, 2022, the weighted average interest rate on debt outstanding was 2.9%, as compared to 2.9% for the three months ended December 31, 2021.

As of March 31, 2022, the Company had cash and cash equivalents (including foreign cash) of $80.8 million, $261.0 million of capacity under its Sumitomo Credit Facility and $50.0 million of capacity under the Revolving Advisor Loan. As of March 31, 2022, the Company had $235.1 million of undrawn investment commitments.

As of March 31, 2022, the Company’s debt-to-equity and debt-to-equity (net of cash) ratios were 0.99x and 0.89x, respectively, as compared to 1.30x and 1.12x, respectively, as of December 31, 2021.

Endnotes

(1)	SLP acquired 70% of the member equity interests of the Company’s 2018-1 portfolio (“2018-1”). The Company retained 30% of the 2018-1 membership interests as a non-controlling equity interest.

(2)	The second quarter dividend is payable on July 29, 2022 to holders of record as of June 30, 2022.

(3)	The weighted average yield is computed as (a) the annual stated interest rate or yield earned on the relevant accruing debt and other income producing securities plus amortization of fees and discounts on the performing debt and other income producing investments, divided by (b) the total relevant investments at amortized cost. The weighted average yield does not represent the total return to our stockholders.

CONFERENCE CALL INFORMATION

A conference call to discuss the Company’s financial results will be held live at 8:30 a.m. Eastern Time on May 6, 2022. Please visit BCSF’s webcast link located on the Events & Presentations page of the Investor Resources section of BCSF’s website at http://www.baincapitalbdc.com for a slide presentation that complements the Earnings Conference Call.

Participants are also invited to access the conference call by dialing one of the following numbers:

•	Domestic: 1-888-204-4368

•	International: 1-323-794-2551

•	Conference ID: 3117358

All participants will need to reference “Bain Capital Specialty Finance - First Quarter Ended March 31, 2022 Earnings Conference Call” once connected with the operator. All participants are asked to dial in 10-15 minutes prior to the call.

Replay Information:

An archived replay will be available approximately three hours after the conference call concludes through May 13, 2022 via a webcast link located on the Investor Resources section of BCSF’s website, and via the dial-in numbers listed below:

•	Domestic: 1-844-512-2921

•	International: 1-412-317-6671

•	Conference ID: 3117358#

Bain Capital Specialty Finance, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of	As of
	March 31, 2022	December 31, 2021
	(Unaudited)
Assets
Investments at fair value:
Non-controlled/non-affiliate investments (amortized cost of $1,703,867 and $1,921,970, respectively)	$1,677,843	$1,901,054
Non-controlled/affiliate investment (amortized cost of $122,015 and $100,888, respectively)	140,084	113,290
Controlled affiliate investment (amortized cost of $343,260 and $288,526, respectively)	336,745	274,761
Cash and cash equivalents	55,963	87,443
Foreign cash (cost of $25,588 and $30,877, respectively)	24,844	29,979
Restricted cash and cash equivalents	34,032	86,159
Collateral on forward currency exchange contracts	584	2,815
Deferred financing costs	2,070	2,178
Interest receivable on investments	20,785	19,269
Receivable for sales and paydowns of investments	4,212	30,334
Prepaid Insurance	15	193
Unrealized appreciation on forward currency exchange contracts	6,972	5,321
Dividend receivable	6,479	18,397
Total Assets	$2,310,628	$2,571,193

Liabilities
Debt (net of unamortized debt issuance costs of $13,323 and $15,718, respectively)	$1,090,677	$1,414,982
Interest payable	7,649	7,058
Payable for investments purchased	64,589	7,594
Base management fee payable	8,369	8,792
Incentive fee payable	3,311	4,727
Accounts payable and accrued expenses	2,347	6,083
Distributions payable	21,951	21,951
Total Liabilities	1,198,893	1,471,187

Commitments and Contingencies

Net Assets
Common stock, par value $0.001 per share, 100,000,000,000 and 100,000,000,000 shares authorized, 64,562,265 and 64,562,265 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	65	65
Paid in capital in excess of par value	1,168,384	1,168,384
Total distributable earnings (loss)	(56,713)	(68,443)
Total Net Assets	1,111,736	1,100,006
Total Liabilities and Total Net assets	$2,310,629	$2,571,193

Net asset value per share	$17.22	$17.04

Bain Capital Specialty Finance, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended March 31	For the Three Months Ended March 31
	2022	2021
Income
Investment income from non-controlled/non-affiliate investments:
Interest from investments	$34,287	$39,913
Dividend income	108	-
PIK income	2,508	980
Other income	465	3,456
Total investment income from non-controlled/non-affiliate investments	37,368	44,349

Investment income from non-controlled/affiliate investments:
Interest from investments	324	424
PIK income	1,404	1,385
Total investment income from non-controlled/affiliate investments	1,728	1,809

Investment income from controlled affiliate investments:
Interest from investments	3,422	1,637
Dividend income	3,493	2,036
Total investment income from controlled affiliate investments	6,915	3,673
Total investment income	46,011	49,831

Expenses
Interest and debt financing expenses	10,643	11,833
Base management fee	8,369	8,698
Incentive fee	3,311	6,728
Professional fees	390	959
Directors fees	175	171
Other general and administrative expenses	1,420	1,390
Total expenses before fee waivers	24,308	29,779
Base management fee waiver	-	(2,113)
Total expenses, net of fee waivers	24,308	27,666
Net investment income	21,703	22,165

Net realized and unrealized gains (losses)
Net realized gain on non-controlled/non-affiliate investments	1,417	18,413
Net realized gain (loss) on controlled affiliate investments	-	(3,237)
Net realized loss on foreign currency transactions	(488)	(3,026)
Net realized gain (loss) on forward currency exchange contracts	1,243	(3,292)
Net change in unrealized appreciation on foreign currency translation	346	386
Net change in unrealized appreciation on forward currency exchange contracts	1,651	4,577
Net change in unrealized appreciation (depreciation) on non-controlled/non-affiliate investments	(5,108)	(3,224)
Net change in unrealized (depreciation) on non-controlled/affiliate investments	5,667	(372)
Net change in unrealized appreciation (depreciation) on controlled affiliate investments	7,250	(637)
Total net gains	11,978	9,588

Net increase in net assets resulting from operations	$33,681	$31,753

Basic and diluted net investment income per common share	$0.34	$0.34
Basic and diluted increase in net assets resulting from operations per common share	$0.52	$0.49
Basic and diluted weighted average common shares outstanding	64,562,265	64,562,265

About Bain Capital Specialty Finance, Inc.

Bain Capital Specialty Finance, Inc. is an externally managed specialty finance company focused on lending to middle market companies. BCSF is managed by BCSF Advisors, LP, an SEC-registered investment adviser and a subsidiary of Bain Capital Credit, LP. Since commencing investment operations on October 13, 2016, and through March 31, 2022, BCSF has invested approximately $5.3 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. BCSF’s investment objective is to generate current income and, to a lesser extent, capital appreciation through direct originations of secured debt, including first lien, first lien/last out, unitranche and second lien debt, investments in strategic joint ventures, equity investments and, to a lesser extent, corporate bonds. BCSF has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Forward-Looking Statements

This letter may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this letter may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the U.S. Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this letter.

Investor Contact:

Katherine Schneider

Tel. +1 212 803 9613

investors@baincapitalbdc.com

Media Contact:

Charlyn Lusk

Tel. +1 646 502 3549

clusk@stantonprm.com